EXHIBIT 3.147
CERTIFICATE OF FORMATION
OF
PSYCHIATRIC SOLUTIONS HOSPITALS, LLC
     The undersigned authorized person, desiring to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:
     1. The name of the limited liability company (the “LLC”) is Psychiatric Solutions Hospitals, LLC.
     2. The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, Delaware. The name of its registered agent at such address is National Registered Agents, Inc.
     3. This Certificate of Formation shall be effective at 11:59 p.m. on September 30, 2005.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 28th day of September, 2005.

/s/ Steven T. Davidson
Steven T. Davidson